           1615 Poydras Street ▪ New Orleans, LA  70112          Financial Contact:                           Media Contact:
                                       David P. Joint                                    William L. Collier
                                           (504) 582-4203                                (504) 582-1750

McMoRan Exploration Co. Announces
Third Successful Well at Flatrock and
First Production at Flatrock No. 1 and Hurricane Deep

NEW ORLEANS, LA, February 4, 2008 – McMoRan Exploration Co. (NYSE: MMR) today announced its third successful well at the Flatrock field located on OCS 310 at South Marsh Island Block 212 in ten feet of water at the Flatrock No. 3 (“D” location).

    The Flatrock No. 3 (“D” location) delineation well, which commenced drilling on November 5, 2007, is located approximately 3,000 feet south of the Flatrock discovery well.  The well has been drilled to 15,500 feet and wireline logs have indicated one hydrocarbon bearing sand in the Rob-L section approximating 70 net feet over an approximate 280 foot gross interval.  The well will be deepened to a proposed total depth of 18,800 feet to evaluate additional targets in the Rob-L and Operc sections.

    The Flatrock No. 2 (“B” location) delineation well, which commenced drilling on October 7, 2007, is located approximately one mile northwest of the Flatrock discovery well.  McMoRan also announced today the Flatrock No. 2 well has been drilled to 17,100 feet and log-while-drilling tools have indicated three additional resistive zones totaling 40 net feet below 15,500 feet.  These three zones are deeper than the four zones previously announced in January 2008, which contained 190 net feet of hydrocarbon bearing sands over a combined 318 foot gross interval above 15,500 feet in the Rob-L section as indicated by wireline logs.  The well will be drilled to 18,100 feet to evaluate deeper targets in the Operc section.

    McMoRan also announced today that production has been established from two wells on OCS 310/Louisiana State Lease 340, including the Flatrock No. 1 (“A” location) discovery well at South Marsh Island Block 212 and the Hurricane Deep discovery well at South Marsh Island Block 217.  Both wells, which are located in approximately 10 to 12 feet of water, were brought online using the existing Tiger Shoal production facilities.

    The Flatrock No. 1 discovery well commenced production on January 28, 2008 and is currently producing at a rate of approximately 24 million cubic feet of gas per day (MMcf/d) and 480 barrels of condensate per day, approximately 6.3 MMcfe/d net to McMoRan, with flowing tubing pressure of 12,200 pounds per square inch.  Initial production was established in the 17,200 foot Operc interval.  The well is being ramped up with anticipated initial gross rates of 40-50 MMcfe/d.

    As previously reported, the Flatrock No. 1 (“A” location) discovery well was drilled to a total depth of 18,400 feet in August 2007.  Wireline and log-while-drilling porosity logs confirmed that the well encountered eight zones totaling 260 net feet of hydrocarbon bearing sands over a combined 637 foot gross interval, including five zones in the Rob-L section and three zones in the Operc section.  A production test was performed in October 2007 in the Operc section and indicated a gross flow rate of approximately 71 million cubic feet of natural gas per day and 739 barrels of condensate, approximately 14 MMcfe/d net to McMoRan.

    The Hurricane Deep discovery commenced production on January 24, 2008 and is currently producing at a gross rate of approximately 13 MMcfe/d, 2.7 MMcfe/d net to McMoRan.  Initial production was established in the Gryo section of the well.

    As previously reported, the Hurricane Deep well was drilled to a true vertical depth of 20,712 feet in March 2007.  Logs indicated that the upper Gyro sand totaled 900 gross feet.  Based on wireline logs, the top section of the Gyro sand has a potential 40 feet of net hydrocarbons in a 53-foot gross interval.  A production test was performed in September 2007 and indicated a gross flow rate of approximately 15.4 MMcf/d, approximately 3 MMcf/d net to McMoRan.  McMoRan has a 25.0 percent working interest and a 17.7 percent net revenue interest in Hurricane Deep.

    McMoRan controls approximately 150,000 gross acres in the Tiger Shoal/Mound Point area (OCS 310/Louisiana State Lease 340).  McMoRan has made several discoveries in this important area, including Flatrock, Hurricane, Hurricane Deep, JB Mountain, and Mound Point.  McMoRan has multiple additional exploration opportunities with significant potential on this large acreage position.  McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in the Flatrock field.  Plains Exploration & Production Company (NYSE: PXP) has a 30.0 percent working interest in the Flatrock and Hurricane Deep fields.

    McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.  Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries; oil and gas exploration, development and production activities; and anticipated and potential production and flow rates. Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; and general exploration and development risks and hazards.  Such factors and others are more fully described in more detail in McMoRan’s 2006 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

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